EXHIBIT 99.1

Contact Information:

Jeffrey M. Watson	Dean Fletcher
President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP REPORTS TOTAL ASSETS IN EXCESS OF $100 MILLION AT JUNE 30, 2009

LOS ANGELES, CA — August 13, 2009 — Manhattan Bancorp (“Company”) (OTCBB: MNHN), the holding company of Bank of Manhattan, N. A. (“Bank”), a national bank, announced that total assets increased to $103.8 million at June 30, 2009, growth of 73% year over year.  Net loans outstanding grew to $71.2 million, representing an annual increase of 70%. Funding for the loan growth came primarily from an increase in deposits which totaled $59.7 million at June 30, 2009, representing an increase of 72% from the June 30, 2008 level.

“Bank of Manhattan’s strong capital base sets us apart from many of our competitors and has allowed the Bank to sustain its growth rate,” stated Jeffrey M. Watson, President and Chief Executive Officer. “By maintaining a solid capital base and a strong balance sheet, we are in a good position to capitalize on the current market environment and support future deposit and loan growth, while providing security to our customers and prospects.”

At June 30, 2009, the Company’s shareholder equity was $31.9 million. The total risk-based capital ratio of 40% stands well above the regulatory definition of “Well Capitalized” level of 10%. Additionally, asset quality remains strong, with no loans more than 30 days past due, no non-performing assets and no Other Real Estate Owned.

The provision for loan losses during the quarter was $454 thousand, compared to $163 thousand in the Second Quarter of 2008 and $174 thousand for the First Quarter of 2009. As part of the ongoing monthly analysis of loan loss reserves, the Bank recognized recent changes in the ultimate collectability of some of its loans, even those that were still performing as agreed. Among those loans, the Bank charged off certain loans totaling approximately $513 thousand as of June 30, 2009. The resultant loan loss reserve, which represents 1.51% of total loans outstanding, is a level that reflects the Banks analysis of the risks within the portfolio at June 30, 2009.

As is anticipated for a company in the initial operating stages, Manhattan Bancorp reported a net loss of $1,454,000 for the quarter ended June 30, 2009. Included in the second quarter expenses are the $39 thousand special FDIC assessment, $272 thousand in other non-cash expenses as well as the aforementioned $454 thousand provision to the allowance for loan losses.

In spite of the challenging interest rate environment, net interest income before provision for loan loss improved 27% over the prior quarter. This was due to a lower cost of deposits, driven by non-interest bearing demand deposits which accounted for over 33% of total deposits, combined with increased interest income which was a result of the loan growth experienced in the quarter.

Bank of Manhattan, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California. Bank of Manhattan’s primary focus is relationship banking to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to the Company’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2008 10-K, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Data-Manhattan Bancorp and Subsidiary

(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
(In thousands)	2009	2009	2008	2008	2008
Balance Sheet - At Period End
Cash and due from banks	$2,148	$15,848	$19,710	$764	$1,432
Investments and fed funds sold	27,114	17,085	12,603	19,898	13,760
Net loans	71,154	60,810	56,467	47,994	41,769
Other assets	3,419	3,478	3,260	3,150	3,106
Total Assets	$103,835	$97,221	$92,040	$71,806	$60,067

Non-interest-bearing deposits	$19,767	$15,423	$15,379	$13,124	$12,290
Interest-bearing deposits	39,884	36,468	32,612	33,951	22,437
Other borrowings	11,500	11,500	9,500	4,500	4,500
Other liabilities	785	586	261	564	447
Stockholders’ equity	31,899	33,244	34,288	19,667	20,393
Total Liabilities and Shareholders’ Equity	$103,835	$97,221	$92,040	$71,806	$60,067

Income Statement
Interest income (not tax-equivalent)	$1,109	$951	$909	$909	$696
Interest expense	179	216	248	310	140
Net interest income	930	735	661	599	556
Provision for loan losses	454	174	275	102	163
Net interest income after provision for loan losses	476	561	386	497	393
Non-interest income	34	17	11	18	11
Non-interest expense	1,964	1,811	1,498	1,513	1,557
Net Loss	$(1,454)	$(1,233)	$(1,101)	$(998)	$(1,153)

Return on average assets	-6.53%	-5.71%	-5.98%	-5.07%	-8.92%
Return on average equity	-17.75%	-14.75%	-21.73%	-19.85%	-22.84%

Per share:
Net loss - basic	$(0.36)	$(0.31)	$(0.42)	$(0.38)	$(0.46)
Weighted average shares used	3,988	3,988	2,646	2,616	2,528
Book value per common share at period end	$7.61	$7.94	$8.21	$7.52	$7.80
Ending shares	3,988	3,988	3,988	2,616	2,616

Assets Quality & Capital - At Period-End
Non-accrual loans	$—	$—	$—	$—	$—
Loans past due 90 days or more	—	—	—	—	—
Other real estate owned	—	—	—	—	—
Total non-performing loans	$—	$—	$—	$—	$—

Allowance for loan loss/total gross loans	1.51%	1.85%	1.70%	1.44%	1.41%
Non-accrual loans /total gross loans	N/A	N/A	N/A	N/A	N/A
Non-performing assets to total assets	N/A	N/A	N/A	N/A	N/A